Exhibit 4.32

CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”) is dated as of December 16, 2024 between XORTX Therapeutics Inc. (the “Corporation”) and Michael Bumby (the “Consultant”, and together with the Corporation, each a “Party” and, collectively, the “Parties”).

Section 1

ENGAGEMENT

1.1	Services

The Consultant shall perform the services set out in Schedule A (the “Services”) in accordance with this Agreement, including, for greater certainty, the terms set forth in Schedule A, on a non-exclusive basis. The Parties may mutually agree in writing to amend the Services or the terms of this Agreement from time to time by amending or replacing Schedule A.

1.2	Compensation

In consideration for the Services, the Corporation will compensate the Consultant in accordance with the terms set out in Schedule A.

1.3	Subcontracting and Individual Representatives

The Consultant may not subcontract or otherwise delegate the Consultant’s obligations under this Agreement unless the Consultant has obtained the Corporation’s prior written consent and, in any event, the Consultant shall remain fully responsible to the Corporation for the performance of the Services by all such other persons.

1.4	Manner and Means of Providing Services

The manner and means by which the Consultant chooses to perform the Services are in the Consultant’s sole discretion and control, provided that the Consultant shall take direction from the Corporation or its delegates to carry out the Services in accordance with the requirements of the Corporation and subject to the other terms of this Agreement. In performing the Services, the Consultant will use the Consultant’s own equipment, tools and other materials at the Consultant’s own expense, except to the extent described otherwise on Schedule A.

1.5	Standard of Services

In providing the Services, the Consultant shall: (a) act honestly and in good faith in what the Consultant reasonably believes to be in the best interests of the Corporation; (b) exercise the degree of care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances; (c) devote sufficient time, attention and ability to the business and affairs of the Corporation in order to perform the Services; (d) observe and comply with all applicable laws, ordinances, codes and regulations of government agencies, including federal, provincial, state, municipal and local governing bodies of any country having jurisdiction over the Consultant or any part of the Services; and (e) observe and comply with the policies and rules of the Corporation, as provided to the Consultant by the Corporation from time to time.

1.6	Independent Contractor

The Consultant’s relationship with the Corporation will be that of an independent contractor and nothing in this Agreement should be construed to create a partnership, joint venture or employer-employee relationship. The Consultant is not the agent of the Corporation and is not authorized to make any representation, warranty, contract or commitment on behalf of the Corporation. The Consultant will be solely responsible for all tax returns and payments required to be filed with or made to any federal, provincial or local tax authority with respect to the Consultant’s performance of the Services and receipt of compensation under this Agreement. Because the Consultant is an independent contractor, the Corporation will not withhold, remit or make payments for social security, unemployment insurance or disability insurance or obtain worker’s compensation insurance on the Consultant’s behalf. The Consultant will not be entitled to participate in any medical, dental, extended health or group life insurance plans of the Corporation. The Consultant agrees to accept exclusive liability for complying with all applicable provincial and federal laws, including obligations such as payment of taxes, social security, disability and other contributions, based on the compensation provided to the Consultant under this Agreement.

Section 2

TERM AND TERMINATION

2.1	Term and Termination

This Agreement continues until the earlier of the termination of this Agreement by either Party (i) for any reason upon 90 days’ advance written notice to the other Party, or (ii) in the case of a breach of this Agreement by one Party, immediately upon written notice to such Party by the other Party.

2.2	Obligations after Termination

Upon termination of this Agreement, the Consultant shall submit a final invoice for any amounts the Corporation owes to the Consultant under Schedule A. The Consultant’s obligations under Section 3 and Section 4 will survive any termination of this Agreement.

Section 3

CONFIDENTIALITY, OWNerSHIP AND PERSONAL INFORMATION

3.1	Confidentiality and Intellectual Property

The Consultant shall execute and comply with the Confidentiality and Intellectual Property Agreement (the “IP Agreement”), a form of which is attached as Schedule B.

3.2	Personal Information

“Personal Information” means any information about an identifiable individual, or which otherwise constitutes “personal information” under applicable law, that is made available by the

Corporation to the Consultant in connection with the Services. The Consultant agrees that, in addition to the obligations of the Consultant in this Agreement or any other agreements entered into connection with this Agreement, the Consultant shall: (a) except as otherwise required or permitted under applicable law, only collect, use and disclose Personal Information to the sole extent necessary to execute this Agreement or to provide the Services; (b) maintain security measures, which include ordinary and reasonable administrative, technical and physical safeguards, to protect Personal Information, in transit and at rest; (c) promptly notify the Corporation of a violation or attempted violation by any person of any of the obligations relating to Personal Information; (d) upon the Corporation’s reasonable request for documents to verify the Consultant’s compliance with this Section 3.2, provide copies of relevant documents and enable the Corporation to make reasonable verifications of such documents; and (e) except as required by law, upon the termination or expiration of this Agreement or upon the Corporation’s earlier request in writing, return to the Corporation or destroy (as directed by the Corporation) the materials and copies containing Personal Information in the Consultant’s possession.

Section 4

REMEDIES

4.1	Indemnity

The Consultant shall defend, indemnify and save harmless the Corporation, any companies affiliated, associated or otherwise related to the Corporation and their respective agents, contractors, directors, officers and employees (the “Indemnified Persons”) from and against any and all liabilities, losses, damages, costs and expenses (including reasonable legal fees) incurred by the Indemnified Persons related to any third party claim, suit, action or proceeding arising from or connected with (a) the Consultant’s breach of warranty, representation or covenant in this Agreement or the IP Agreement, or (b) any liability that the Indemnified Persons may incur to any authority for source deductions, federal, provincial or harmonized sales tax and any other withholding or remittance obligations or payments for insurance premiums required by applicable laws, including in all cases any related penalties, relating to any compensation provided by the Indemnified Persons to the Consultant in connection with this Agreement.

4.2	Remedies

The Consultant agrees that irreparable harm will be suffered by the Corporation in the event of the Consultant’s breach or threatened breach of any of the Consultant’s obligations under this Agreement and that in such event the Corporation is entitled to seek, in addition to any other rights and remedies that it may have at law or equity, an injunction, specific performance or other equitable relief as well as an equitable accounting of all profits and benefits arising out of any breach of this Agreement.

Section 5

GENERAL PROVISIONS

5.1	Notices

Any notice or other communication given by one Party to the other Party in connection with this Agreement must be in writing and delivered by hand, courier, e-mail or registered mail to the address set forth in the signature blocks below or at such other address as one Party provides to the other Party in writing. Any notice or other communication given in accordance with this Section 5.1 is deemed to be given as follows: if delivered (i) by hand or courier, on the day of actual delivery, (ii) by e-mail, on the day of transmittal if given prior to 5:00 p.m. (at the location of the Corporation’s registered office) on a Business Day and otherwise on the next Business Day, or (iii) by registered mail, on the third Business Day following mailing or deposit of the notice with the courier. “Business Day” means a day, other than a Saturday, Sunday or a statutory holiday in the Province of Alberta.

5.2	Waivers

Any failure to enforce any provision of this Agreement shall not constitute a waiver of that provision or of any other provision.

5.3	Assignment

Except as expressly permitted in this Agreement, neither Party may assign its rights, benefits, remedies and obligations, including for greater certainty by way of subcontracting, under this Agreement without the prior written consent of the other Party.

5.4	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of Alberta and the federal laws of Canada applicable in Alberta, without regard to the conflict of law rules of Alberta. The Parties irrevocably submit to and accept generally and unconditionally the exclusive jurisdiction of the courts and appellate courts of Alberta with respect to any legal action or proceeding which may be brought at any time relating in any way to this Agreement.

5.5	Interpretation

Headings of articles and sections are inserted for convenience of reference only and do not affect the construction or interpretation of this Agreement. Where the word “including” or the word “includes” is used in this Agreement, it means “including (or includes) without limitation”. Unless the context otherwise requires, words importing the singular include the plural and vice versa and words importing gender include all genders. Time is of the essence in the performance of the Parties’ obligations. Any schedules to this Agreement are incorporated into and form part of this Agreement.

5.6	Severability

If any provision of this Agreement is determined by a tribunal, arbitrator or a court of competent jurisdiction to be invalid, illegal or unenforceable in whole or in part, then, to the maximum extent possible, the impugned provision is to be considered to be separate, severable and distinct and the validity or enforceability of the remainder of this Agreement will not be impaired or affected.

5.7	Entire Agreement

This Agreement, and the documents contemplated by this Agreement to be provided concurrently with or in connection with this Agreement, constitutes the entire agreement between the Parties regarding the subject matter of this Agreement and supersedes any prior written or oral understandings, agreements, negotiations and discussions between the Parties regarding that subject matter. Notwithstanding the above, nothing in this Agreement is intended to reduce or replace any existing or future obligations of the Consultant relating to confidentiality or intellectual property that arise under a separate agreement with the Corporation.

5.8	Counterparts

This Agreement and other documents to be delivered pursuant to this Agreement may be signed manually or electronically in one or more counterparts, each of which will be deemed to be an original copy and all of which, when taken together, will be deemed to constitute one and the same agreement or document.

5.9	Independent Legal Advice

The Consultant acknowledges that Fasken Martineau DuMoulin LLP does not represent the Consultant in connection with this Agreement. The Consultant also acknowledges that he has been provided with an opportunity to consult with his own legal advisors, tax advisors and other advisors with respect to this Agreement and the transactions contemplated by this Agreement. The Consultant is relying solely on his own advisors and not on any statements or representations of the Corporation or its agents for legal or other advice with respect to the matters contemplated by this Agreement. The Consultant confirms that he has reviewed this entire Agreement and fully understands each provision of this Agreement.

5.10	Language

The Parties have freely negotiated the essential provisions of this Agreement and its related documents and have required that they be drawn up in English. Les parties ont librement négocié les stipulations essentielles de la présente convention et des documents s’y rattachant et ont expressément demandé qu’elles soient rédigées en anglais.

(Signature page follows)

The Parties are signing this Agreement.

CORPORATION:

XORTX THERAPEUTICS INC.
Per:	/s/
Name:
Title:

Address:
Email:

CONSULTANT:

/s/ Michael Bumby
MICHAEL BUMBY

Address:
Email:

Schedule A

Services and Fees

Services

The “Services” are the services provided by the Consultant, in his capacity as Chief Financial Officer of the Corporation, to the Corporation as directed by the Corporation from time to time, including the following:

1. Overseeing the financial operations of the Corporation.

2. Developing and implementing financial strategies.

3. Managing financial risks, planning and reporting.

4. Ensuring compliance with financial regulations and standards.

5. Providing strategic recommendations to the Chief Executive Officer and board of directors of the Corporation.

6. Preparing and presenting financial reports.

7. Overseeing the financial planning and analysis function.

8. Coordinating with external auditors and regulatory authorities.

9. Subject to and at the direction of the Corporation’s management or board of directors, the Consultant shall spend approximately two weeks per fiscal quarter in the City of Calgary with the Corporation’s management and/or development teams.

10. Attending conferences and investor meetings on behalf of the Corporation.

11. Any other duties as may be assigned by the Chief Executive Officer and board of directors of the Corporation.

Equipment

The Corporation shall provide the Consultant with a laptop computer for purposes of performing the Services. All other equipment, tools or materials required by the Consultant in order to perform the Services shall be provided by the Consultant, at the Consultant’s sole expense.

Compensation

The Corporation agrees to compensate the Consultant as follows:

●	Base Salary: $18,750 CAD per month, paid on a monthly basis;

●	Stock Options: The Corporation shall grant the Consultant 13,000 options to purchase common shares of the Corporation at an exercise price of $1.75 CAD. Subject to and in accordance with the terms of the Corporation’s stock option plan, such options shall vest, as to 25%, on the one year anniversary of the date of grant and, thereafter, shall vest as to 25% on each successive anniversary of the date of grant.
●	Annual Performance Bonus: The Consultant shall be eligible for an annual performance bonus, up to 40% of the Consultant’s annual base salary. Whether the Consultant shall be entitled to all or a portion of the annual performance bonus shall be at the full discretion of the Corporation’s board of directors. In determining whether to pay the Consultant an annual performance bonus, the Corporation’s board of directors shall consider performance milestones which shall be mutually agreed upon by the Parties by December 31, 2025 and appended to this Agreement. For greater certainty, such performance milestones shall be subject to the recommendation of the Corporation’s compensation committee and approval by the Corporation’s board of directors.
●	Change of Control Payment: If a change of control (as defined by standard terms) in respect of the Corporation is announced prior to the termination of this agreement, or within twelve months of its termination, the Corporation shall pay to the Consultant a payment equal to the Consultant’s annual base salary, plus an amount equal to the maximum annual performance bonus payable hereunder.

Notwithstanding the foregoing, the Parties shall, from time to time, review the Consultant’s compensation hereunder and shall make such revisions to this Schedule A as may be necessary to reflect any changes to the Consultant’s compensation that may be mutually agreed between the Parties.

Covered Expenses

The Corporation shall reimburse the Consultant for all reasonable travel and entertainment expenses incurred by the Consultant in the performance of the Services, provided that the Corporation has approved of such expenses in advance. For greater certainty, the Consultant shall be reimbursed for his reasonable travel and entertainment expenses incurred in connection with spending time in the City of Calgary with the Corporation’s management and/or development teams and for attending conferences and investor meetings on behalf of the Corporation. The Corporation, at its discretion, may provide the Consultant with a corporate credit card for business expenses. The Consultant agrees that the use of any such corporate credit card shall be subject to and in accordance with the Corporation’s expense policy, as may be amended or revised from time to time.

In order to obtain reimbursement for such expenses, at the Corporation’s request, the Consultant shall provide the Corporation with all requisite details for the Corporation to claim any credits, rebates or refunds in respect of such expenses and provide receipts for the claimed expenses.

Vacation

The Consultant shall be entitled to six weeks of paid vacation per annum, which may be taken at a time or times as may be mutually agreed upon between the Parties. Any unused vacation time may be carried over by the Consultant indefinitely.

Schedule B

CONFIDENTIALITY AND INTELLECTUAL PROPERTY AGREEMENT

Please see attached.